Exhibit 99.1
Solitron Devices, Inc. Announces Cash Dividend and 2014 Annual Stockholders' Meeting

WEST PALM BEACH, Fla., May 27, 2014 (GLOBE NEWSWIRE) -- Solitron Devices, Inc. (OTCBB:SODI) (the "Company") today announced that its Board of Directors declared a cash dividend of $0.05 per share of common stock. The dividend will be paid on or about June 24, 2014 to stockholders of record as of the close of business on June 9, 2014.

As reported in the Company's Form 10-K filed earlier today, the Company achieved net income of $896,000 for the year ended February 28, 2014, which equals 10.3% of sales for the year. On an aggregate basis, the cash dividend is equal to 12.15% of the Company's net income.

"In light of the Company's financial results for the fiscal year ended February 28, 2014, we believe the time is right to pay a cash dividend. This is the first cash dividend since emerging from bankruptcy in 1993, and reflects the Company's evolution, including the Company's final payment to the United States Environmental Protection Agency in 2013 pursuant to the terms of its settlement agreement with the agency. We are committed to enhancing and returning shareholder value. As we go forward, we will regularly review our capital management strategy and evaluate opportunities to return capital to our shareholders," said Shevach Saraf, Chairman, Chief Executive Officer, President, Chief Financial Officer and Treasurer of the Company.

The Company also announced that its 2014 annual meeting of stockholders will be held on July 8, 2014, at 9:00 a.m. ET at the West Palm Beach office of Akerman LLP, located at 222 Lakeview Avenue, Suite 400, West Palm Beach, FL 33401.

About Solitron Devices, Inc.

Solitron Devices, Inc., a Delaware corporation, designs, develops, manufactures and markets solid-state semiconductor components and related devices primarily for the military and aerospace markets. The Company manufactures a large variety of bipolar and metal oxide semiconductor ("MOS") power transistors, power and control hybrids, junction and power MOS field effect transistors ("Power MOSFETS"), field effect transistors and other related products. Most of the Company's products are custom made pursuant to contracts with customers whose end products are sold to the United States government. Other products, such as Joint Army/Navy transistors, diodes and Standard Military Drawings voltage regulators, are sold as standard or catalog items. The Company was incorporated under the laws of the State of New York in March 1959, and reincorporated under the laws of the State of Delaware in August 1987.

Forward-Looking Statements

This press release contains forward-looking statements regarding future events and the future performance of Solitron Devices, Inc. that involve risks and uncertainties that could materially affect actual results, including statements regarding the timing and amount of the cash dividend. Factors that could cause actual results to vary from current expectations and forward-looking statements contained in this press release include, but are not limited to: (1) the loss of, or reduction of business from, substantial clients; (2) our dependence on government contracts, which are subject to termination, price renegotiations and regulatory compliance; (3) changes in government policy or economic conditions; (4) increased competition; (5) the uncertainty of current economic conditions, domestically and globally; (6) environmental regulations; and (7) other factors contained in the Company's Securities and Exchange Commission filings, including its Form 10-K, 10-Q and 8-K reports.

CONTACT: SHEVACH SARAF
                      (561) 848-4311